Exhibit 4.2

AMENDMENT TO DEPOSIT AGREEMENT

THIS AMENDMENT (“Amendment”) to the Deposit Agreement dated as November 1, 2013 among F.N.B. Corporation, (the “Company”) and The Bank of New York Mellon, as Depositary (“BNY Mellon”), and all holders from time to time of Depositary Shares (as defined therein), is made on the 10th day of May 2017 between the Company and BNY Mellon.

WITNESSETH:

WHEREAS, FNB entered into that certain Deposit Agreement, dated as of November 1, 2013 (the “Deposit Agreement”), with Registrar and Transfer Company (“R&T”); and

WHEREAS, Computershare Trust Company, N.A. (“Computershare”) is the successor-in-interest to R&T by virtue of its merger with R&T; and

WHEREAS, on the date hereof, FNB desires to appoint BNY Mellon as the successor Depositary under the Deposit Agreement and BNY Mellon agrees to accept its appointment as successor Depositary under the Deposit Agreement; and

WHEREAS, immediately prior to the parties execution hereof, Computershare and BNY Mellon entered into that certain Assignment and Assumption Agreement, dated of even date, pursuant to which Computershare assigned and transferred to BNY Mellon all of Computershare’s rights and powers under the Deposit Agreement and BNY Mellon agreed to perform and discharge all of the duties and obligations of the Depositary under the Deposit Agreement; and

WHEREAS, FNB and BNY Mellon desire to amend the Deposit Agreement in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the premises, the mutual covenants, terms and conditions set forth herein, the parties hereto, intending to be legally bound, agree as follows:

1. Definitions. All capitalized terms used in this Agreement will have the meanings ascribed to such terms in the Deposit Agreement, unless expressly defined otherwise in this Amendment.

2. Amendment of Section 5.03. The following two subparagraphs shall be added immediately after Section 5.03(k):

(l) The Depositary shall not be responsible or liable for the misconduct or negligence of agents or attorneys appointed with due care, except as otherwise provided in Section 5.03.

(m) The Depositary shall not be required to risk or expend its own funds in performing its obligations under this Deposit Agreement.

3. Amendment of Section 5.04. The first sentence of Section 5.04 of the Deposit Agreement hereby is amended by inserting the word “material” immediately in front of the word “breach” so that the first sentence of Section 5.04 reads in its entirety as follows: “In the absence of bad faith, gross negligence, misconduct or material breach of this Deposit Agreement on its part, the Depositary, any Depositary’s Agent or the Registrar shall not be liable for any action taken, suffered or omitted by its or for any error of judgment made by it in the performance of it duties under this Deposit Agreement.”

4. Amendment of Section 7.16. Section 7.16 is hereby amended and restated to read in its entirety as follows: (a) The parties irrevocably (i) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Deposit Agreement, (i) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (iii) waive, to the extent permitted by law, the right to a trial by jury.

5. Notwithstanding any other provisions of the Agreement, in no event shall BNY Mellon be obligated to indemnify FNB for any Loss.

6. No Other Modifications. Except as expressly amended hereby, the terms and conditions of the Deposit Agreement shall not be modified, changed or amended and shall remain in full force and effect.

7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflicts of law’s provisions.

8. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first above written.

F.N.B. Corporation

By:	/s/ James G. Orie
Name: James G. Orie
Title: Chief Legal Officer

The Bank of New York Mellon

By:	/s/ Glenn G. McKeever
Name: Glenn McKeever
Title: Vice President